Exhibit 23.2
Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm
Credit Suisse AG
Zurich, Switzerland
Re: Registration Statement No. 333-218604
With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated July 28, 2017 related to our review of interim financial information of Credit Suisse AG as of June 30, 2017 and for the six-month periods ended June 30, 2017 and 2016.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
KPMG AG
Nicholas Edmonds                Anthony Anzevino
Licensed Audit Expert           Global Lead Partner
Zurich, Switzerland
July 28, 2017
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